NEWS RELEASE

PARK PLACE ENERGY CORP.

October 3, 2007 OTCBB:PRPL FRANKFURT: 3P2

Park Place Energy Corp. To Focus Its Attention On World Class Projects

Calgary, Alberta, October 3, 2007 - After conducting additional due diligence Park Place Energy Corp. announces that it has elected not to proceed with Britcana Energy Ltd. in the drilling of a 9,000 foot exploration well in the North Sea on the Ridgewood Prospect and will forfeit the $200,000 deposit. Park Place is excited about moving forward with respect to its other high impact properties located in both the North Sea and Canada. David Stadnyk, President and C.E.O. of Park Place Energy stated "After carefully analyzing the risks and rewards associated with participating in the expensive Ridgewood Prospect Park Place's management believes that at this point in time it is in the best interest of the Corporation to focus its attention on advancing its world class projects at Eight Mile in British Columbia Canada and Brighty in the North Sea that is the same play type as the prolific Buzzard Field that is predicted will produce over 150 million barrels of oil over its productive life. These are exciting times for Park Place Energy and we look forward to building shareholder value by participating in high impact opportunities."

ABOUT PARK PLACE ENERGY

Park Place Energy is first and foremost an international high impact energy play corporation. Currently, its primary activity is in oil and gas exploration in the North Sea, as well as the development and production of its Canadian assets including the recently announced major gas find in British Columbia. Park Place utilizes its expertise in the oil and gas industry to enhance shareholder value and profitability by pursuing attractive opportunities in the international oil and gas industry. Using the appropriate financial resources and the latest technologies, Park Place Energy, through creative joint ventures and innovative partnerships, has a strategic five-year operating plan to optimize profitability and shareholder value.

FOR FURTHER INFORMATION CONTACT:

David Stadnyk, President and CEO at 1 877 685 0076

Investor Relations at 1 877 685 0076
Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Calgary Head Office:
Suite 300, 840 - 6th Avenue SW, Calgary, Alberta, Canada, T2P 3E5

Vancouver Office:
Suite 1220 - 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8

Toll Free: 1 877 685 0076

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or later any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.